Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of April 4, 2011, (the “Effective Date”), is entered into by and between HICKORYTECH CORPORATION, a Minnesota corporation (the “Company”), and CAROL WIRSBINSKI (“Executive”).

WHEREAS, Executive possesses certain skills, experience and expertise which will be of use to the Company; and

WHEREAS, the Company desires to employ Executive, and Executive desires to commence employment with the Company subject to the terms and conditions of this Agreement.

WHEREAS, the parties acknowledge that: (i) Executive was not employed by the Company prior to her execution of this Agreement; and (ii) execution of this Agreement is a condition precedent to the beginning of an employment relationship.

WHEREAS, in light of the foregoing, the Company has offered to employ Executive as the Chief Operating Officer of the Company, and Executive has accepted such employment;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

Section 1.  Employment Agreement

1.1           Employment and Duties.  The Company employs Executive as the Chief Operating Officer.  In this capacity, Executive will report to and perform such duties as shall reasonably be assigned by the Company’s Chief Executive Officer or his delegate.  Executive shall perform such duties on a full time basis, and carry out Executive’s responsibilities hereunder faithfully and to the best of Executive’s ability.  Executive confirms that she is under no contractual obligations which would preclude or restrict her: (i) performance of her duties and responsibilities in her position with the Company; or (ii) execution of this Agreement.

Section 2.  Compensation and Benefits

2.1           Compensation.

(a) Base Salary.  The Company shall pay Executive a salary at an annual rate of Two Hundred and Twenty Thousand and no/100 Dollars ($220,000.00) to be paid in bi-weekly installments, in arrears (the “Base Salary”).  The Base Salary shall be subject to periodic review and adjustment.

(b) Annual Incentive Compensation.  Executive shall be a participant in the HickoryTech Executive Incentive Plan (the “EIP”) and shall be eligible to receive an annual cash incentive award pursuant to the EIP in accordance with its terms, as they may be amended or modified from time to time.  Executive shall be eligible to receive an annual cash incentive award of 55% of her Base Salary for “at target” performance, subject to the terms of the EIP.  Executive’s incentive award eligibility is subject to periodic review and adjustment.  For the first year of employment, any EIP award earned will be pro-rated based on the Executive’s hire date.

     (c) Stock Compensation

(i)  Executive shall be a participant in the HickoryTech Corporation Long-Term Executive Incentive Program (the “LTEIP”) and shall be eligible to receive stock awards granted under the 1993 Stock Award Plan, as amended, in accordance with the terms of the LTEIP, as they may be amended or modified from time to time.  Executive will be eligible for existing Program Periods under the LTEIP as follows:  A)  No eligibility for the 2009-2011 Program Period; B) Eligible for the 2010-2012 Program Period pro-rated at two-thirds (2/3) of any earned award; and C) Full eligibility for the 2011-2013 Program Period and future Program Periods that may be initiated under the LTEIP.  Executive’s incentive award eligibility is subject to periodic review and adjustment.

(ii)  Executive will receive a one-time grant of options to acquire 10,000 shares of HickoryTech stock subject to the terms of the 1993 Stock Award Plan, as amended, and the Stock Option Agreement.  The grant date shall be April 4, 2011.

2.2           Participation in Company Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans, except as otherwise expressly provided in this Agreement.  The Company does not guarantee the continuance of any particular employee benefit plan or program except as expressly provided in this Agreement, and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto.  Executive will be entitled to 232 hours of earned paid time off per year, to be used and administered in accordance with the Company’s paid time off policy as it may change from time to time, but such amount will be prorated for 2011 based on the date of hire, and Executive will be eligible for 174 hours of paid time off in 2011.

2.3           Expenses.  The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of her duties under this Agreement including mileage reimbursement for travel associated with business. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular expense reimbursement guidelines maintained by the Company from time to time.

2.4           Executive Perquisites.  During the term of her employment under this Agreement, the Company shall:

(a) Provide Executive with a cellular telephone for her business use per Company’s policy.

(b) Provide for Executive’s periodic executive physical examination in accordance with the Company’s guidelines for executive physical examinations.

2.5           Withholding Taxes.  All compensation, payments or benefits provided to, or for the benefit of, Executive shall be made subject to withholding and otherwise treated and reported by the Company as required to ensure compliance with all applicable laws and regulations.

Section 3.  Termination of Employment

3.1           Definitions.  As used in Section 3 of this Agreement, the following terms shall have the meaning set forth for each below:

         (a) “Cause” shall mean any of the following:

          (i) the material neglect, failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of Executive’s death or Disability) provided Executive has failed to cure such deficiency after having been given written notice of such deficiency and a period of twenty-one (21) days following written notice to cure such deficiency;

          (ii) an act or acts of personal dishonesty or perpetration of an intentional or knowing fraud against or affecting the Company or any affiliate, customer, supplier, agent or employee thereof;

          (iii) any conduct, act or omission that intended or likely to injure the reputation, financial condition, business or business relationships of the Company or Executive’s reputation or business relationships;

          (iv) conviction (including conviction on a plea of nolo contendere) of a felony or any crime involving fraud, dishonesty, misrepresentation or moral turpitude whether relating to employment or otherwise;

          (v) the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Section 4 of this Agreement) or any other Agreement between Executive and the Company which is not cured within twenty-one (21) days after receipt of written notice from the Company specifying the nature of the breach; or

          (vi) the failure or continued refusal to carry out the directives of the Chief Executive Officer or his delegate, which is not cured within twenty-one (21) days after Executive has received written notice specifying the nature of such failure or refusal.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) except in the case of Executive’s death, in which case the Date of Termination shall be the date of death.

(c) “Notice of Termination” shall mean a written notice from the Company to Executive that indicates the specific provision of Section 3 of this Agreement relied upon as the basis for such termination and the Date of Termination.

(d) “Good Reason” shall mean in the context of Executive’s voluntary termination of employment:

          (i) Company, without Executive’s consent, effects a material and substantial reduction of Executive’s title, position, total compensation as specified in Sections 2.1 and 2.2 above, authority or duties;

          (ii) any requirement that Executive, without her consent, move her regular office to a location more than one hundred (100) miles from Executive’s  current regularly assigned Company office location;

      (iii) the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

          (iv) any material breach by Company of any material term of this Agreement.

The Executive shall have Good Reason to terminate Executive’s employment if (i) within ten (10) days following Executive’s actual knowledge of the event which Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty-one (21) days.  If either condition is not met, Executive shall not have a Good Reason to terminate Executive’s employment.

3.2           Termination Upon Death or Disability.  This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death or Disability (as defined below) of Executive.  For purposes of this Section, “Disability” shall mean the inability of the Executive to perform the duties and responsibilities of her employment, with or without reasonable accommodation, by reasons of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) calendar days or more.  A period of inability shall be “uninterrupted” unless and until the Executive is no longer considered disabled by the Company’s long term disability insurer.

(a) The determination of whether the Executive is suffering from a Disability shall be made on the same basis as the Company provided long-term disability benefit, which is a fully insured benefit provided by an independent third party.  If the Executive meets the disability criteria for long term disability benefits under this Company provided benefit, the Executive will also be considered to have a Disability under this Agreement.

(b) The Executive agrees to make herself available for and to submit to examinations by such physicians as may be requested by the Company or the Company’s long term disability insurer.  The Executive’s failure to submit to examinations by such physicians as may be requested shall result in a conclusive determination that Executive does, in fact, have a Disability.

3.3           Company’s and Executive’s Right to Terminate.  This Agreement and Executive’s employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive, subject to the provisions of Section 3.4(b) below.  In the event the Company should give Executive a Notice of Termination without Cause, the Company may, at its option, elect to provide Executive with salary in lieu of Executive’s continued active employment during the notice period.  This Agreement and Executive’s employment hereunder may be terminated by Executive at any time for Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

3.4           Compensation Upon Termination.

(a) Severance.  In the event the Company terminates this Agreement without Cause, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s then current Base Salary through the Date of Termination, and (ii) a severance payment in an amount equal to the greater of: (i) eighteen (18) months of Executive’s then current Base Salary, or (ii) eighteen (18) months of Executive’s Base Salary as of execution of this Agreement (or $220,000),  payable in one lump sum on the 70th day following the Date of Termination, provided that Executive has signed the Release described in Section 3.4(b) and the revocation and rescission period described in such Release has expired without revocation or rescission.  Notwithstanding the foregoing, the Company shall, to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Code.  In such event, the delayed payments will be made in a lump sum as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Code.  In the event this Agreement is terminated for any reason other than by the Company without Cause, or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than the then current Base Salary earned through such Date of Termination.

(b) Release.  Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving any severance benefits to be paid pursuant to this Agreement, Executive shall execute and deliver to the Company a general release of all claims on terms satisfactory to the Company.  The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive and any revocation or rescission period applicable to the release shall have expired without revocation or rescission.

3.5           Set Off.  The Company shall have the absolute right to offset against any and all payments or consideration due Executive under Section 3.4 above for any damages to which the Company is entitled due to Executive’s breach of the covenants set forth in Section 4 below.

Section 4.  Employment Covenants

4.1           Restrictive Covenants.  As an essential inducement to the Company to enter into this Agreement, and as consideration for the foregoing promises of the Company, and the severance payment to be provided subject to the limitations of Section 3.4(a), Executive agrees as follows:

(a) Executive acknowledges that: (i) during her employment with the Company, she will be exposed to and entrusted with Confidential Information (defined below); and (ii) such Confidential Information will be disclosed to her in confidence and for the sole benefit of the Company.  Therefore, commencing on the date of this Agreement, Executive will both during the course of employment and after the termination of employment: (iii) diligently protect the confidentiality of all Confidential Information, (iv) not disclose or communicate any Confidential Information to any third party without the written consent of the Company or as may be required by law, and (v)  not make use of Confidential Information on her own behalf or on behalf of any third party.  In view of the nature of Executive’s employment and the nature of the Confidential Information which Executive will receive during such employment, Executive agrees that any unauthorized use, or disclosure of such information to or on behalf of third parties, would cause irreparable harm to the confidential status of such information and to the Company and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any such disclosure, use, or threatened disclosure or use.  When Confidential Information becomes generally available to the public by means other than Executive’s acts or omissions, it is no longer subject to this Agreement.  Executive expressly acknowledges that the undertakings set forth in this subparagraph shall survive the expiration or termination of other agreements or duties in this Agreement forever.

As used in this Agreement, “Confidential Information” shall mean one or more of the following types of information concerning the Company, whether in written, oral or electronic form: (i) trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, including proposals prepared for any customers or prospective customers, (vi) any financial data or plan that is not publicly reported, (vii) any software, regardless of the stage of its development, (viii) any information relating to the compensation or benefits generally made available to employees of the Company, and specifically, the compensation and benefits received by any employee other than Executive; (ix) any information provided to or entrusted to the Company by one of its customers that is not in the public domain; and/or, (x) any and all other confidential or proprietary information, or secret aspects of the business of the Company. All information originated by Executive, or disclosed to Executive, or to which Executive otherwise gains access, during the period of Executive’s employment with the Company, or that is characterized or treated by the Company as being Confidential Information, or that would be of economic value to a third-party, shall be presumed to be Confidential Information.

(b) During the term of this Agreement and continuing through the period ending on a date that is eighteen (18) months following the Date of Termination, regardless of the reason for termination, Executive agrees she will not:

             (i) directly or indirectly, render services to any Conflicting Organization (as defined below) or otherwise engage in competition with the Company in any manner or capacity within the Territory (as defined below), nor direct any other individual or business enterprise to engage in competition with the Company, e.g., as an advisor, principal, joint venturer, agent, partner, employee, officer, director or shareholder (except by ownership of less than five percent of the outstanding stock of a publicly held corporation), on any products or services competitive with the Company’s existing, planned or announced products or services or any products or services which have not yet been offered or announced but which were under active development by the Company as of the Date of Termination.  For purposes of this Agreement: (A) “Conflicting Organization” means any person, corporation, partnership or other entity that develops, manufactures, sells or provides products, services or equipment that competes with or replaces products, services or equipment provided by the Company; and (B) “Territory” shall be defined as: (i) the states of Minnesota and Iowa, and (ii) any other location within a one hundred (100) mile radius surrounding any existing or planned office or facility of the Company (including administrative, executive, technical, sales, and service offices) in which the Company, as of the Date of Termination, is engaged in or actively planning to engage in the sale or provision of products, services or equipment;

             (ii) assist any other person or legal entity of any kind, in the Territory to establish a conflicting business that is or would be competitive in any way with any facet of the Company’s business, or to enhance or augment an existing business that is or would be competitive with any facet of the Company’s business;

             (iii)  obtain employment with or provide services to a customer or prospective customer of the Company, unless provided written permission to do so by the Company’s Chief Executive Officer or his designee;

             (iv) directly or indirectly assist, solicit, entice, or induce (or assist any other person or entity in soliciting, enticing, or inducing) any customer or vendor, supplier, or other business affiliate doing business with the Company or any potential customer that has been or is being actively solicited for business by the Company (or agent, employee, or consultant of any customer or potential customer) during the period of Executive’s employment with the Company, to deal with any competitor of the Company;

             (v) directly or indirectly in any manner, solicit, assist or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of the Company working with the Company at any time prior to the twelve (12) months preceding Executive’s own termination to work or otherwise provide services for the Executive or for any entity in which the Executive participates in the ownership, management, operation, or control of, or is connected with in any manner as an employee, independent contractor, consultant, or otherwise.

4.2           Other Confidentiality Obligations.  Executive acknowledges and agrees: (i) that the Company may, from time to time, have agreements with other persons or entities which impose confidentiality obligations or other restrictions on the Company; and (ii) to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including without limitation, signing any confidentiality or other agreements required by such third parties.

4.3           Return of Confidential Information.  At any time during Executive’s employment with the Company, upon the Company’s request, and in the event of Executive’s termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the “Company Materials”) which is in Executive’s possession or under Executive’s control.  Executive shall not remove any of the Company Materials from the Company’s business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive’s duties of employment.

4.4           No Prior Restrictions. Executive affirmatively represents and warrants to the Company that: (i) Executive is not a party to any agreement restricting in any way her ability to be employed by the Company or to perform the services contemplated in conjunction with her employment; (ii) she will not use or bring to the performance of work on behalf of the Company any information subject to any confidentiality or non-disclosure agreement Executive entered with any prior employer; and (iii) if the Executive has entered into such agreement with a prior employer, a copy of such agreement has been provided to the Company prior to accepting employment. Nevertheless, it remains the Executive’s full and total responsibility to remain in compliance with any such agreement and the Company does not intend for Executive to breach that agreement.

4.5           Other Obligations.  The terms of this Section 4 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

4.6           Exclusivity of Employment.  Executive shall not directly or indirectly, without prior approval of the Company’s CEO, engage in any activity competitive with or adverse to the Company’s business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided however, that Executive may serve on various trade or industry boards or, with the prior approval of the Chief Executive Officer, serve on the boards of other unrelated corporations, as well as participate in charitable and civic activities, provided that such activities do not in any way interfere with the performance of Executive’s duties to the Company.

4.7           Remedies and Judicial Enforcement.

(a) Executive acknowledges and agrees that: (i) a breach or threatened breach of any portion of this Section 4 will cause irreparable harm to the Company, it would be impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform her obligations under this Section 4, and thus, the Company’s damages could not be compensated by money damages; (ii) the Company’s remedy at law for any breach of the provisions of this Section 4 will be inadequate; and (iii) in any action to enforce the provisions of Section 4, Executive shall and does hereby waive the right to claim that the Company has an adequate remedy at law.  Accordingly, in addition to damages and any other rights and remedies of the Company herein or otherwise, the Executive specifically agrees that the Company shall be entitled to injunctive relief and / or specific performance to enforce the provisions of this Section 4 and that such relief may be granted without the necessity of proving actual damages.  The Company’s rights with respect to obtaining injunctive relief, however, will not diminish its rights to pursue any other available remedies for such breach or threatened breach, including the recovery of actual damages.

(b) Should any court of competent jurisdiction determine that any of the covenants set forth in this Section 4 are overbroad or otherwise invalid in any respect, the parties agree that the court so holding shall revise such covenant in duration or in scope, or in both, or in any other manner which the court determines sufficient to render the covenant enforceable against the Executive, and shall then enforce the same to that more limited extent.

(c) In the event the Company obtains an injunction to enforce its rights under this Section 4, the agreement not to compete or solicit shall be extended for the longer period of: (i) six months, or (ii) the number of months the Executive was engaged in such solicitation in violation of this Agreement after the date the prohibition on solicitation was to expire hereunder and, if expired, shall apply for such additional period after the date on which such injunction is obtained.

(d) In addition to the foregoing, the Company shall be entitled to collect from Executive any attorney’s fees and costs incurred in bringing any action against Executive for violation of this Section 4 , as well as any attorney’s fees and costs for the collection of any judgments in the Company’s favor arising out of this Agreement.

Section 5.  General Terms

5.1           Notices.  All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

    To Company:                    Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota  56002-3248
Attention:  Vice President of Human Resources

To Executive:	Carol Wirsbinski
Eagan, MN 55123

All such notices and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, and (ii) in the case of mailing, on the third business day following such mailing.

5.2           Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

5.3           Modifications; Waiver.  No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby.  No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

5.4           Entire Agreement.  This Agreement, together with the various plans, programs and policies expressly referenced herein, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

5.5           Severability.  Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof.  To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

5.6           Controlling Law.  This Agreement has been entered into by the parties in the State of Minnesota and shall be enforced in accordance with the laws of Minnesota.

5.7           Arbitration.  Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Minnesota in accordance with the rules of the American Arbitration Association for employment / commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Section 4 of this Agreement.  It is understood and agreed that, in the event the Company provides a Notice of Termination to Executive for Cause, and it should be finally determined in a subsequent arbitration that Executive’s termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive’s termination other than for Cause at the same time as the original termination.

5.8           Assignments.  The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity, provided the assignee assumes all of the Company’s obligations hereunder.  Executive agrees that this Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

5.9           Read and Understood.  Executive has read this Agreement carefully and understands each of its terms and conditions.  Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

5.10           Affiliates.  For the purposes of this Agreement, the rights, benefits, and protections granted to the Company shall also be granted to the Company’s Affiliates.  “Affiliates” mean any other means an individual, partnership, corporation, limited liability company, or other entity, trust, or joint venture (“Person”) who directly or indirectly controls, is controlled by, or is under direct or indirect common control with the Company, and any Person in like relation to an Affiliate.  A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to appoint a majority of the board of directors of or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

5.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HICKORYTECH CORPORATION

By: /s/ John W. Finke
Its: President and Chief Executive Officer

/s/ Carol Wirsbinski
Carol Wirsbinski